UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: March 3, 2005

CAPITAL HILL GOLD INC.
(Exact name of registrant as specified in its charter)

FLORIDA
(State or other jurisdiction of incorporation or organization)

000-32375 (Commission File Number)	650067192 (IRS Employer Identification Number)

Daniel Enright, Chief Executive Officer
1403 East 900 South, Salt Lake City, Utah, 84105
(Address of principal executive offices)

(801) 582-9609
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 3,2005, Capital Hill Gold, Inc. ("Company") pursuant to a Mining Option Agreement ("Agreement"), granted an option to Mercantile Gold Company ("MGCP"), a Delaware corporation, trading on the OTC.BB exchange under the symbol "MGCP", to acquire fifty percent (50%) of the Company's option to acquire forty-two mineral unpatented claims (claim name Victor 1-42 inclusive) and the NE & NW half of Section 9, and the surface rights with an option to purchase an additional 453 acres on Section 4 located in Cochise County Arizona ("Property").

Under the terms of the Agreement MGCP is requred to pay via certified check, bank draft or wire transfer, the sum of twenty-five thousand (US$25,000) to the Company, said payment to be non-refundable and credited against minimum exploration expenditures. Further, MGCP is required to continue to investigate and evaluate the economic and technical feasibility of processing the gold-bearing surface alluvium material overlying the lode resources on the Property. Should an economic reserve be delineated, and an independent feasibility study recommend commercial development, then Mercantile Gold would be obligated to contribute equipment and working capital valued at two million dollars (US$2,000,000), sufficient to place the Property into production at an operating rate of up to 150 tons per hour. MGCP is also required to spend within twelve (12) months of the date of the Agreement, a minimum of US$250,000 on the further exploration and development of the Property.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

On February 9, 2005, the Company was made aware of Stock Purchase Agreement ("Stock Purchase") between Capital Hill Resources Ltd., a privately held corporation based corporation based in Alberta, Canada ("Capital") and Elephant Capital LLC., a privately held limited liability company based in Colorado, United States of America ("Elephant") whereby Capital sold twelve million (12,000,000) shares or fifty nine percent (59%) of the Company's common stock and one hundred percent (100%) of Capital's Net Smelter Royalty (NSR) to Elephant for a total of seven hundred thousand dollars ($700,000) in the form of a promissory note. The terms of the Stock Purchase require that Capital place the 12,000,000 shares of the Company's common stock into escrow to be released upon payment in full of the obligation evidenced by the promissory note.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(a) Effective March 4, 2005, the board of directors of the Company accepted the resignation of Peter Holeczek as a member of the Company's board of directors.

Effective March 4, 2005, the board of directors of the Company accepted the resignation of Kent Carasquero as a member of the Company's board of directors.

(b) Effective March 4, 2005, the board of directors of the Company accepted the resignation of Kent Carasquero as the Company's chief executive officer and chief financial officer.

(c) Effective March 4, 2005, the board of directors appointed Daniel Enright as the Company's chief executive officer, chief financial officer and president.

Mr. Enright, attended Western State College of Colorado in pursuit of a degree in geology. Since 2004, Mr. Enright has been the president of International Auction Group, Inc and since 1998 the chief financial officer of TI Communications. During the 1990's Mr. Enright had success in building Casino Exporess Services a multi-million dollar transportation company. In the 1980's he was Vice President of Western Consolidated Energy writing limited partnerships for gas/energy conversion, served as production manager with The Mining and Chemical Corp., and was a consultant for Advanced Agritech Inc. Mr. Enright has acute working knowledge of public markets, the Securities and Exchange Commission and the National Association of Securities Dealers. His knowledge includes financial strategies, accounting, budgeting, corporate legal, contract negotiation, tax matters and financial offerings. In addition, he has working knowledge of institutional, state, federal and municipality transactions and governance. Mr. Enright has also held clearance levels with Department of Defence, Hazmat and Firearm Certification.

The Company has entered into an employment agreement with Mr. Enright. Pursuant to the employment agreement, Mr. Enright will be paid three thousand dollars (USD $3000.00) per month and five percent (5%) of the Company's common shares on a non-dilutive basis. Other than Mr. Enright's employment agreement, he has not entered into any related transactions with the Company.

(d) Effective March 4, 2005, the Company appointed Mr. Enright as the sole member of the board of directors to serve until the Company's next Annual Meeting of Stockholders.

The appointment of Mr. Enright to the Company's board of directors was not based on any prior understanding or arrangement.

The Company has not entered into any related transactions with Mr. Enright other than an employment agreement dated March 4, 2005.

ITEM 8.01. OTHER EVENTS

On February 14, 2005 the holders of the majority of the outstanding common shares of the Company effected a consolidation of the Company's share capital, on an twenty to one (20-1) basis.

The corporate actions take were authorized pursuant to shareholders written consent in accordance with the provisions set forth in Section 607 of the General Corporation Law of the State of Florida and Article 1.4 of the Company's bylaws.

The reverse split was made effective as of the open of business on February 28, 2005 in coordination with the Company's transfer agent and the Over the Counter Bulletin Board. The effect was to decrease the number of the Comapny's common shares issued and outstanding from 20,470,000 to 1,023,500.

The Company's symbol on the the Over the Counter Bulletin Board changed from "CAGI" to "CHGI".

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is included:

Exhibit No.	Page No.	Description
10	5	Mining Option Agreement dated March 3, 2005 between the Company and Mercantile Gold Company

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPITAL HILL GOLD, INC.

By:

/s/ Daniel Enright
Daniel Enright
Chief Executive Officer and Chief Financial Officer

Dated: March 9, 2005